EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

Special meetings of  Shareholders of Phoenix-Oakhurst Income &
Growth Fund were held on May 16, 2000 and August 17, 2000, respectively, to approve the following matters:

1. Approve a new Rule 12b-1 Distribution Plan for Class B
Shares.

2. Approve an Agreement and Plan of Reorganization which provides for the reorganization of the Fund into a Delaware business trust.

On the record date of May 16, 2000, there were 142,382 Class B shares outstanding and 55.33% of the shares outstanding and entitled to vote were present by proxy.

On the record date of August 17, 2000, there were 6,364,204 shares outstanding and 57.81% of the shares outstanding and entitled to vote were present by proxy.


NUMBER OF VOTES
             FOR         AGAINST        ABSTAIN

1. Approve a new Rule 12b-1 Distribution Plan for Class B Shares
            77,743        1,037            0

2. Approve Amendment and Plan of Reorganization
         3,233,624       127,231         318,509